Exhibit 99

FNBH BANCORP, INC.

Date Submitted: August 12, 2009 NASDAQ Symbol: FNHM	Contact: Mark J. Huber Senior Vice President and Chief Financial Officer (517) 545-2213

FNBH Bancorp, Inc. Announces
Second Quarter 2009 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced financial results for the quarter ended June 30, 2009. For the quarter ended June 30, 2009, a net loss $12,076,000 was reported compared to a net loss of $4,623,000 for the same period last year. The Corporation reported a net loss for the six months of $12,707,000 compared to a net loss of $4,044,000 for the same period in 2008.

President and CEO, Ronald Long, stated “Our second quarter of this year proved to be challenging for our Company as we continued to experience the impact of adverse conditions in our local economy. The vast majority of the loss for this quarter is attributable to increased loan loss provision. While many of our financial numbers remain strong, loan loss provisioning caused by prolonged economic headwinds has created a current need for the Company to raise additional capital.”

Long continued, “Financial information received during the second quarter of 2009 reflected a continued deterioration in the financial condition of certain borrowers evidenced by diminishing cash flows and weakened balance sheets. These customers continue to feel the effects of the prolonged Michigan economic downturn, historically high unemployment rates and declining real estate values. Accordingly, management acted to further build the loan loss reserve to 6.97% of outstanding loans, a level well in excess of our peer banks but deemed appropriate given current economic conditions and the level of problem loans.”

Long concluded, “Earlier this year our shareholders approved additional common shares and preferred shares in anticipation of a probable capital raise. We will be working diligently in the near term to enhance the capital position of our Company.”

At June 30, 2009, the Company’s risk based capital ratio was 6.36% and the tier one leverage ratio was 4.05%. These ratios are below the minimum regulatory capital requirements to be considered adequately capitalized and are significantly less than the minimum capital requirements imposed by the Bank’s primary regulator.

The provision for loan losses for the six months of 2009 was $3,997,000 higher than the same period of 2008, due to the impact of the continued weakening economy mentioned above. The loan loss reserve was 6.97% of loans at June 30, 2009 as compared to 4.61% at June 30, 2008. Nonperforming loans were $ 44.7 million at June 30, 2009 and increased from $37.4 million reported at March 31, 2009, and $28.1 million reported at June 30, 2008. Of the $44.7 million in nonperforming loans at June 30, 2009, $20.4 million were paying in accordance with contractual terms.

The decrease in earnings over the comparable period of the prior year was also impacted by lower net interest income as a result of net interest margin compression caused by a lower prime rate effective during the six month period ended June 30, 2009, an increase in average nonperforming loans and a decrease in earning assets. The net interest margin for the six months ended June 30, 2009 was 3.88% compared to 4.15% at June 30, 2008. Average loan balances decreased $36 million in the first six months of 2009 compared to average loan balances for the same period in 2008, and average deposit balances decreased $21 million during this same period. The average rate on earning assets decreased to 5.35% at June 30, 2009 from 6.45% in 2008; partially offsetting this variance was a decrease in the average rate paid on deposits to 1.80% in 2009 from 2.88% in 2008.

Results were further impacted by second quarter charges of $415,000 from losses on the sale and valuation of other real estate owned and increased FDIC premiums of $424,000 over the comparable period in the prior year, inclusive of an industry wide FDIC special assessment fee. For the six months ended June 30, 2009, tax expense of $467,000 was recognized to record additional valuation allowances on previously recorded deferred taxes compared to a $2,300,000 tax benefit recognized for the same period in the prior year.

At June 30, 2009, total assets were $362 million, a decrease of 14.9% from June 30, 2008. Loans decreased to $297 million, a 12.3% decrease from June 30, 2008. Cash and short term investments, certificates of deposit and investment securities totaled $70.8 million at June 30, 2009, a decrease of $10.6 million, or 13.0% compared with the prior year period. Deposits decreased to $343 million, an 8.7% reduction from June 30, 2008. Capital totaled $15 million at June 30, 2009, a decrease of 58.3% from June 30, 2008. The decrease in capital reflects charges incurred as a result of historically high levels of problem loans, the building of loan loss reserves and related loan loss provisioning and charge-offs.

First National Bank has been Livingston County’s community bank for over 100 years and has eight branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Stifel, Nicolaus & Co., Inc. at (800) 676-0477, Howe Barnes Hoefer & Arnett, at (800) 800-4693, Monroe Securities Inc., at (800) 766-5560 or Hill, Thompson, Magid & Co., Inc. at (866) 291-6316.

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30, 2009	December 31, 2008

Assets
Cash and due from banks	$33,111,331	$10,175,999
Short term investments	50,993	11,904,019

Total cash and cash equivalents	33,162,324	22,080,018

Certificates of deposit	4,025,000	4,319,000
Investment securities:
Investment securities available for sale, at fair value	32,573,750	41,520,572
FHLBI and FRB stock, at cost	994,950	994,950

Total investment securities	33,568,700	42,515,522

Loans held for investment:
Commercial	256,696,244	272,945,793
Consumer	20,116,600	21,711,696
Real estate mortgage	20,264,900	21,159,504

Total loans held for investment	297,077,744	315,816,993
Less allowance for loan losses	(20,698,520)	(14,122,291)

Net loans held for investment	276,379,224	301,694,702
Premises and equipment, net	8,337,103	8,626,526
Other real estate owned, held for sale	2,331,974	2,678,444
Facilities held for sale, net	60,453	-
Deferred tax assets, net	198,900	819,557
Accrued interest and other assets	3,447,175	6,048,757

Total assets	$361,510,853	$388,782,526

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	58,380,576	56,404,701
NOW	45,522,949	35,539,239
Savings and money markets	91,557,725	101,422,737
Time deposits	134,340,198	142,286,835
Brokered certificates of deposit	13,531,911	13,873,571

Total deposits	343,333,359	349,527,083
Other borrowings	447,303	8,897,277
Accrued interest, taxes, and other liabilities	2,749,676	2,833,064

Total liabilities	346,530,338	361,257,424

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding at June 30, 2009	-	-
Common stock, no par value. Authorized 7,000,000 shares at June 30, 2009 and 4,200,000 shares at December 31, 2008; 3,138,190 shares issued and outstanding at June 30, 2009 and 3,119,620 shares issued and
outstanding at December 31, 2008	6,701,937	6,583,158
Retained earnings	7,630,065	19,643,976
Deferred directors' compensation	885,919	902,333
Accumulated other comprehensive income (loss), net	(237,406)	395,635

Total shareholders' equity	14,980,515	27,525,102

Total liabilities and shareholders' equity	$361,510,853	$388,782,526

FNBH Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008

Interest and dividend income:
Interest and fees on loans	$4,113,435	$5,628,088	$8,453,826	$11,647,272
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMO's	348,007	268,465	716,305	550,203
Obligations of states and political subdivisions	116,543	165,649	267,478	331,056
Preferred stock	-	42,023	-	58,877
Other securities	6,602	13,738	16,161	25,120
Interest on certificates of deposit	49,187	55,433	100,004	110,031
Interest on short term investments	3,369	71,169	14,256	217,753

Total interest and dividend income	4,637,143	6,244,565	9,568,030	12,940,312

Interest expense:
Interest on deposits	1,262,605	1,904,954	2,590,259	4,408,829
Interest on other borrowings	7,698	109,436	49,974	217,297

Total interest expense	1,270,303	2,014,390	2,640,233	4,626,126

Net interest income	3,366,840	4,230,175	6,927,797	8,314,186
Provision for loan losses	11,696,853	8,211,000	12,896,853	8,899,900

Net interest deficiency after provision for loan losses	(8,330,013)	(3,980,825)	(5,969,056)	(585,714)

Noninterest income:
Service charges and other fee income	845,306	721,613	1,541,018	1,447,672
Trust income	86,096	95,850	167,866	196,197
Gain/Loss on available for sale securities	76,504	-	76,504	-
Other	800	6,921	2,118	10,251

Total noninterest income	1,008,706	824,384	1,787,506	1,654,120

Noninterest expense:
Salaries and employee benefits	1,735,612	1,899,627	3,427,351	3,620,753
Net occupancy expense	251,149	265,628	586,968	622,178
Equipment expense	89,179	138,129	196,196	255,388
Professional and service fees	520,274	631,271	1,039,208	1,138,550
Computer service fees	119,160	129,569	225,811	259,106
FDIC assessment fees	464,688	40,234	779,895	51,474
Amortization expense	68,478	72,804	134,497	147,988
Printing and supplies	50,893	53,457	94,905	159,425
Director fees	20,689	68,389	44,042	126,672
Loan collection and foreclosed property expenses	184,882	248,728	283,359	373,453
Net loss on sale of OREO/repossessions	414,533	105,696	594,529	81,514
Other	367,683	306,651	651,081	575,036

Total noninterest expense	4,287,220	3,960,183	8,057,842	7,411,537

Loss before federal income taxes	(11,608,527)	(7,116,624)	(12,239,392)	(6,343,131)

Federal income tax expense (benefit)	467,486	(2,493,150)	467,486	(2,299,528)

Net loss	$(12,076,013)	$(4,623,474)	$(12,706,878)	$(4,043,603)

Per share statistics:
Basic and Diluted EPS	($ 3.82)	($ 1.50)	($ 4.02)	($ 1.31)
Dividends	$-	$0.08	$-	$0.16
Basic average shares outstanding	3,163,491	3,080,377	3,158,804	3,078,217
Diluted average shares outstanding	3,163,491	3,080,377	3,158,804	3,078,217